SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



              Date of Report (Date of earliest event reported):
                                June 20, 1996


                            Darden Restaurants, Inc.
             (Exact name of registrant as specified in its charter)


           Florida                   1-13666                 59-3305930
(State or other jurisdiction       (Commission              (IRS employer
      of incorporation)           file number)           identification No.)



                 5900 Lake Ellenor Drive, Orlando, Florida 32809
                    (Address of principal executive offices)



               Registrant's telephone number, including area code:
                                 (407) 245-4000



                                 Not Applicable
         (Former name or former address, if changed since last report)

Item 1.     Changes in Control of Registrant.

            Not applicable.

Item 2.     Acquisition or Disposition of Assets.

            Not applicable.

Item 3.     Bankruptcy or Receivership.

            Not applicable.

Item 4.     Changes in Registrant's Certifying Accountant.

            Not applicable.

Item 5.     Other Events.

            On June 20, 1996, the Registrant issued a news release which included the following: Certain Financial Results for fiscal year 1996; Financial Highlights for the fiscal years and 13 weeks ended May 26, 1996 (Unaudited) and May 28, 1995 (Pro Forma); Consolidated Statements of Earnings for the fiscal years and 13 weeks ended May 26, 1996 (Unaudited) and May 28, 1995 (Pro Forma); Consolidated Balance Sheets at May 26, 1996 (Unaudited) and May 28, 1995; and Number of Restaurants at May 26, 1996 and May 28, 1995.

Item 6.     Resignations of Registrant's Directors.

            Not applicable.

Item 7.     Financial Statements and Exhibits.

            (a)   Financial statements of businesses acquired.

                  Not applicable.

            (b)   Pro forma financial information.

                  Not applicable.

            (c)   Exhibits.

                  The  following  is  filed   herewith.   The  exhibit   numbers
                  correspond with Item 601(b) of Regulation S-K.

                  Exhibit No.       Description
                       99.1         Certain  Financial Results for fiscal year
                                    1996;  Financial Highlights for the fiscal
                                    years  and 13  weeks  ended  May 26,  1996
                                    (Unaudited)  and May 28, 1995 (Pro Forma);
                                    Consolidated  Statements  of Earnings  for
                                    the  fiscal  years and 13 weeks  ended May
                                    26,  1996  (Unaudited)  and May  28,  1995
                                    (Pro Forma); Consolidated Balance Sheets at May 26, 1996 (Unaudited) and May 28,
                                    1995;  and  Number of  Restaurants  at May
                                    26, 1996 and May 28, 1995, as included in the Company's Press Release of June 20,
                                    1996.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  June 21, 1996                           DARDEN RESTAURANTS, INC.



                                          By:   /s/ C. L. Whitehill
                                                C. L. Whitehill
                                                Senior Vice President,
                                                General Counsel and Secretary

                                INDEX TO EXHIBITS




Exhibit Number                                                      Page

99.1        Certain  Financial   Results  for  fiscal  year  1995;    5
            Financial Highlights for the fiscal years and 13 weeks ended May 26, 1996 (Unaudited) and May 28, 1995 (Pro Forma); Consolidated Statements of Earnings for the fiscal years and 13 weeks ended May 26, 1996 (Unaudited) and May 28, 1995 (Pro Forma); Consolidated Balance
            Sheets at May 26, 1996 (Unaudited) and May 28, 1995;
            and Number of Restaurants at May 26, 1996 and May 28,
            1995, as included in the Company's Press Release of June 20, 1996.

                                                                    EXHIBIT 99.1




Press Release dated June 20, 1996 of Darden Restaurants, Inc. regarding Certain Financial Results for fiscal year 1996

ORLANDO, FL -- Darden Restaurants today reported that earnings after tax before restructuring charges for the fiscal year ended May 26, 1996, increased 10% to $119.2 million or 75 cents per share, compared with the pro forma $108.3 million or 68 cents per share earned in the prior fiscal year. Annual sales of $3.19 billion were up slightly from the prior year's sales of $3.16 billion, which included $71.1 million in sales from the discontinued China Coast. Pretax earnings before restructuring for the year rose by 19%, but a higher effective tax rate of 36.8% versus 32.0%, slowed the rate of increase for earnings after tax.

As indicated early in May, fourth quarter after-tax earnings were expected to be approximately even with the prior year because of sales shortfalls and lower than expected earnings at both Red Lobster and The Olive Garden. Fourth quarter reported after tax earnings of $34.5 million or 22 cents per share were approximately even with last year's earnings before restructuring charges. While pretax earnings before restructuring rose by almost 12%, a higher effective tax rate of 36.4% versus 27.4% caused after-tax earnings to be even with the prior year. Sales in the fourth quarter were $829.5 million, down slightly from last year's $838.3 million, which included $19.9 million in China Coast sales.

Joe Lee, Chairman and Chief Executive Officer, said, "Fourth quarter earnings did not meet our target. Action plans are underway to increase performance at Red Lobster and The Olive Garden in fiscal 1997."

During its first year as a public company, Darden Restaurants made substantial progress in several major areas, including a significant earnings turnaround at The Olive Garden, an updating of over half of Red Lobster's restaurants with the new Wharfside decor, an early decision to discontinue China Coast and stop its operating losses, and the successful opening of Darden's newest restaurant concept, Bahama Breeze.

During fiscal 1996, an after-tax restructuring charge of $44.8 million (28 cents per share) was taken in the first quarter to close all China Coast operations. In fiscal 1995, a restructuring charge of $59.1 million (37 cents per share) was taken to position the company for its spin-off from General Mills and to close unproductive Red Lobster and Olive Garden units. Net of these charges, after-tax earnings were $74.4 million, or 47 cents per share in fiscal 1996, and $49.2 million, or 31 cents per share in fiscal 1995. Net after-tax earnings in the fourth quarter of fiscal 1996 were $34.5 million, or 22 cents per share, compared with $18.2 million, or 11 cents per share reported in last year's fourth quarter.

Operating Highlights
Food and beverage costs for the year were 33.3% of sales, down from last year's 34.6%. Food and beverage costs for the fourth quarter were 34.0%, versus 34.8% in the prior year. These favorable changes resulted from reduced food waste at The Olive Garden, modest price increases at both Red Lobster and The Olive Garden, and an improved menu mix. Restaurant labor was slightly higher for the year at 29.9% of sales against 29.5% for last year. In the fourth quarter, restaurant labor was 29.8% versus 29.1% last year. This increase was due to wage rate inflation and higher training costs to implement cost-saving systems at The Olive Garden. Restaurant expense declined to 14.3% of sales this year compared to 14.9% last year. Restaurant expense in the fourth quarter was 13.6% of sales versus 14.6% last year. These favorable decreases were due primarily to the increased focus on store-level costs at The Olive Garden. As a result of the favorable food cost and store expense trends, store-level profit margins increased to 22.5% of sales in fiscal 1996, versus 21.1% last year. Fourth quarter store-level margins were 22.6% versus 21.5% last year. Increased marketing expense caused selling, general and administrative expenses for the fiscal year to rise to 11.7% of sales, up from 11.1% in the prior year. Fourth quarter selling, general and administrative expense of 11.3% of sales compared with 10.9% last year. All of the increase in SG&A for both the quarter and the year was caused by higher marketing expense. Capital expenditures totaled $214 million in fiscal 1996, compared to $358 million in fiscal 1995. A semi-annual dividend of 4 cents per share was paid on both November 1, 1995 and May 1, 1996.

Division Results
Red Lobster North America sales of $1.92 billion for the year were even with last year. Sales in the fourth quarter were $501.4 million, which was also approximately the same as in the prior year. Same-store sales in the U.S. were down 2.2% and 2.7% for the year and fourth quarter, respectively. Disappointing fourth-quarter promotions and very strong sales a year ago in May caused the fourth quarter same-store sales decline. Annual same-store sales were down due to the softness in the fourth quarter and adverse winter weather in the third quarter. Because of this sales decline, Red Lobster operating profits for the fiscal year and fourth quarter were below the prior year. Average annual unit sales for Red Lobster restaurants in the U.S. were $2.74 million, down 3.9% from last year. The decrease was caused by an increasing number of restaurants in smaller markets and the same-store sales decline.

At the end of the fiscal year, Red Lobster had 729 restaurants operating in the U.S. and Canada, compared with 715 restaurants at the end of May last year. For the year, Red Lobster opened 25 restaurants and closed 11. Approximately 70% of Red Lobster's new restaurants were opened in smaller population markets. During the fourth quarter, 12 units were opened, one was closed. Darden's strategy is to keep its restaurants fresh with an innovative remodeling package that is implemented before same-store sales start to decline. Red Lobster is currently being remodeled with the Wharfside decor. During fiscal 1996, 155 restaurants were remodeled, with 60 being completed in the fourth quarter. Currently 423 restaurants or 58% of the total have been remodeled or opened with the Wharfside decor package.

The Olive Garden made significant progress in improving its operations and earnings. The Olive Garden North America annual sales of $1.26 billion were 6% ahead of last year. Sales in the fourth quarter of $326.7 million were up 4%. Annual operating profits were up over 75% due to increased same-store sales, a focus on operating efficiency and reduced food waste. Same-store sales increased 2.3% for the year and 2.0% in the fourth quarter. The fourth quarter was the seventh consecutive quarter of same-store sales growth for The Olive Garden. Average annual sales for The Olive Garden restaurants in the U.S. were $2.63 million, up 3.0% from the prior year.

The major initiatives that contributed to Olive Garden's earnings turnaround include improved store operations, increased variety, flavor and value of menu offerings, higher advertising spending behind a stronger message and improved financial controls including a significant reduction in food waste. During fiscal 1996, The Olive Garden opened 13 new stores and closed three stores resulting in 487 North American restaurants at the end of May, compared with 477 restaurants in May 1995. In the fourth quarter, seven restaurants were opened.

Jeff O'Hara, President and Chief Operating Officer commented, "We are moving forward at Red Lobster and The Olive Garden with efforts to further enrich the dining experience and consistently deliver excellent service and appetizing new food to our guests. In addition, significant efforts are underway to improve the effectiveness of the marketing programs at Red Lobster."

Actions taken to improve the performance of the company's restaurants include improved staffing and training at both Red Lobster and The Olive Garden to achieve a new, higher standard for food and service; increased focus on operating efficiencies at Red Lobster and The Olive Garden through food waste reduction and cost controls, which should contribute to stronger margins in the coming year; and strengthened management and culinary expertise at both concepts to enhance our leadership position in both the seafood and Italian casual dining market segments.

Other Actions
In the fourth quarter the company began the stock repurchase plan which was approved by the board of directors in December, 1995. This plan authorized the purchase of up to 6.5 million shares, which will be used to offset shares issued through the employee stock option and restricted stock programs. In fiscal 1996, approximately 1.9 million shares were purchased.

Darden Restaurants, with headquarters in Orlando, Florida is the world's largest publicly traded casual dining company, with 1,217 restaurants operating under the Red Lobster, The Olive Garden and Bahama Breeze brands, over 119,000 employees and annual sales of $3.2 billion.



                            DARDEN RESTAURANTS, INC.
               FOURTH QUARTER AND FISCAL 1996 FINANCIAL HIGHLIGHTS
                      (In Millions, Except per Share Data)


                                      13 Weeks Ended          52 Weeks Ended
                                   Unaudited   Pro Forma   Unaudited   Pro Forma
                                   05/26/96    05/28/95    05/26/96    05/28/95
Sales                              $829.50     $838.30    $3,191.80   $3,163.30

Net Earnings                        $34.50      $18.20      $74.40      $49.20

Earnings per Share                   $0.22       $0.11       $0.47       $0.31

Average Common Shares
  Outstanding                        158.4       158.1       158.7         158


Earnings Before Restructuring
Charges

Earnings from Operations before
  restructuring charges             $34.50      $35.20     $119.20     $108.30

EPS from Operations before
  restructuring charges              $0.22       $0.22       $0.75       $0.68


                            DARDEN RESTAURANTS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In Thousands, Except per Share Data)

                                      13 Weeks Ended          52 Weeks Ended
                                   Unaudited   Pro Forma   Unaudited   Pro Forma
                                    5/26/96     5/28/95     5/26/96     5/28/95
Sales                              $829,463    $838,287   $3,191,779  3,163,289
Costs and Expenses:
Cost of Sales:
    Food and beverages              282,080     291,454   1,062,624   1,093,896
    Restaurant labor                247,171     244,272     954,886     931,553
    Restaurant expenses             112,548     122,559     455,626     470,194
                                    641,799     658,285   2,473,136   2,495,643
Selling, General and
 Administrative (1),(5)              93,621      91,207     373,920     351,197
Depreciation and Amortization        34,766      35,208     134,599     135,472
Interest, net                         5,060       5,068      21,406      21,901
Restructuring (2), (3)                 -         28,623      75,000      99,302
 Total Costs and Expenses           775,246     818,391   3,078,061   3,103,515

Earnings Before Income Taxes         54,217      19,896     113,718      59,774
Income Taxes                        -19,735      -1,737     -39,363     -10,600
Net Earnings                        $34,482     $18,159     $74,355     $49,174

Earnings per Share (4)                $0.22       $0.11       $0.47       $0.31

Average Common Shares
   Outstanding (4)                  158,400     158,100     158,700     158,000

NOTES:
(1)   Includes marketing expense

(2)   Operating results before restructuring charges were as follows:

                                      13 Weeks Ended          52 Weeks Ended
                                   Unaudited   Pro Forma   Unaudited   Pro Forma
                                    5/26/96     5/28/95     5/26/96     5/28/95
      Pretax Earnings before
        Restructuring Charges       $54,217     $48,519    $188,718    $159,076
      Income Taxes                  -19,735     -13,275     -69,514     -50,817
      Net Earnings Before
        Restructuring Charges       $34,482     $35,244    $119,204    $108,259

      Earnings Per Share Before
        Restructuring Charges         $0.22       $0.22       $0.75       $0.68

(3)The after tax effect of the fiscal year 1996 restructuring charges was $44,849 ($0.28 per share) in the first quarter of the fiscal year. The restructuring charges are related to the closing of all China Coast restaurants. The after tax effect of the fiscal year 1995 restructuring charges was $59,085 ($0.37 per share) in the third and fourth quarters. The restructuring charges related primarily to restaurant closings in the U.S. and Canada.

(4)The average number of common shares used to compute earnings per share for the 13 and 52 weeks ended May 28, 1995 is based on the average number of General Mills' common shares outstanding during those periods.

(5)Pro forma expenses of $1,343 and $5,370 ($808 and $3,232 after taxes) were recorded for the 13 and 52 weeks ended May 28, 1995 respectively. These cover the estimated additional general and administrative expenses which would have been incurred by Darden as a separate publicly-held company.



                            DARDEN RESTAURANTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)


ASSETS                                May 26, 1996     May 28,1995
Current Assets:                        (Unaudited)
   Cash and cash equivalents             $30,343         $20,134
   Receivables                            24,772          25,330
   Inventories                           120,725         162,968
   Net assets held for disposal           31,762          11,448
   Prepaid expenses and other
     current assets                       17,298          27,322
   Deferred income taxes                  63,080          60,437
       Total Current Assets              287,980         307,639

Land, Buildings and Equipment          1,702,861       1,737,982
Other Assets                              97,663          67,760
       Total Assets                   $2,088,504      $2,113,381

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                     $128,196        $166,699
   Short-term debt                        72,600          98,000
   Current portion of long-term debt          54             108
   Accrued payroll                        53,677          55,398
   Accrued income taxes                   12,522          11,950
   Other accrued taxes                    18,921          19,596
   Other current liabilities             159,336         165,497
       Total Current Liabilities         445,306         517,248

Long-term Debt                           301,151         303,752
Deferred Income Taxes                    101,109         101,979
Other Liabilities                         18,301          16,440
       Total Liabilities                 865,867         939,419

Stockholders' Equity:
   Common stock and surplus            1,266,212       1,253,415
   Retained Earnings                      61,708
   Treasury Stock                        -25,037
   Cumulative foreign currency           -10,351         -10,281
     adjustment
   Unearned compensation                 -69,895         -69,172
       Total Stockholders' Equity      1,222,637       1,173,962

Total Liabilities and
     Stockholders' Equity             $2,088,504      $2,113,381




                            DARDEN RESTAURANTS, INC.

                              NUMBER OF RESTAURANTS


                         5/28/95      Units Opened   Units Closed     5/26/96
Red Lobster USA            660              25              8            677
Red Lobster  Canada         55               0              3             52
                          ----             ---            ---           ----
                           715              25             11            729

Olive Garden USA           459              13              1            471
Olive Garden Canada         18               0              2             16
                          ----             ---              -           ----
                           477              13              3            487

Bahama Breeze                0               1              0              1
                          ----             ---             --          -----

China Coast                 51               -             51              0
                          ----             ---             --         ------

Total Restaurants        1,243              39             65          1,217